EXHIBIT 99.1

Johnson Outdoors 2011 Fiscal YTD Earnings Increase 24 Percent Amid See-Saw Recovery of Outdoor Recreation Markets

RACINE, Wis., Aug. 10, 2011 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced lower sales and earnings for the 2011 third fiscal quarter due to a slow-down in outdoor recreational market recovery during the period. Significant growth during the first six months more than offset sluggish third quarter results as year-to-date sales increased 7 percent and net earnings grew 24 percent compared to the same nine-month period in the prior year.

"Economic and weather conditions impacted the pace of recovery in outdoor recreational markets during the third quarter. The late onset of the paddlesports and camping season coincided with a downtick in consumer spending as economic anxieties flared. Continued strong performance by our flagship Marine Electronics and Diving brands more than offset declines in these markets during the quarter; however, U.S. federal budget gridlock led to significant declines in military sales which drove total revenue and profits below last year's quarter," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Despite challenges during the quarter, year-to-date performance confirms our transformed business model enables us to adjust quickly to marketplace fluctuations, maintain a strong balance sheet and protect the bottom-line against the backdrop of a start-stop recovery in outdoor recreational markets. As a result, we remain focused and disciplined on moving forward with our 2012 strategic plan to grow profits faster than sales."

THIRD QUARTER RESULTS

Third fiscal quarter results reflect in-season replenishment orders for the Company's warm-weather outdoor recreation products. Economic anxiety in the U.S. and Europe slowed recovery of outdoor recreational markets during the quarter. Total Company net revenue during the third fiscal quarter was $122.5 million, a 1 percent dip compared to net sales of $124.0 million in the prior year quarter. Key drivers in the quarter were:

  Successful new products in Marine Electronics across all channels, all markets.
  Global expansion of the SUBGEAR® brand and favorable currency translation which added 11 percent to Diving revenue.
  Combined impact of a weather-delayed season and unfavorable shift in consumer discretionary spending contributed largely to an 11 percent decline in Watercraft revenue.
  Outdoor Equipment revenue declined 27 percent due to a 68 percent, or $3.4 million, reduction in military sales.

Total Company operating profit during the quarter was $11.8 million versus $13.4 million in the prior year quarter. The unfavorable comparison was due to lower sales volume, particularly declines in military sales, and increased supplier costs. Net income was $8.1 million, or $0.83 per diluted share, during the third fiscal quarter, compared to $10.4 million, or $1.09 per diluted share, in the prior year quarter.  Reduced interest expense totaling $0.4 million had a positive impact on net income during the quarter.

YEAR-TO-DATE  RESULTS

Total Company year-to-date revenue for the fiscal nine-month period was $330.0 million, a 7 percent increase over the prior year period. Growth in Marine Electronics and Diving more than offset sales declines in Outdoor Equipment and Watercraft. Primary drivers behind the results were:

  Marine Electronics revenue advanced 18 percent due to successful new product introductions in Minn Kota®, Humminbird® and Cannon® brands, and double digit growth in all channels and all markets.
  Diving sales grew 8 percent due largely to continued global expansion of the SUBGEAR® brand, growth in the U.S. and favorable currency translation which added 3.6 percent during the period.
  Watercraft revenue declined 10 percent attributable to lackluster recovery in domestic and international paddlesports markets and channels.
  Outdoor Equipment sales fell 16 percent driven primarily by a 37 percent decline in military sales caused by continued U.S. federal budget gridlock.

The Company anticipates military sales will fall below historical levels to between $10 - $13 million at the end of Fiscal 2011.

Total Company operating profit was $21.9 million in the nine-month period, a 22 percent increase compared to the same prior year period. Key factors contributing to the favorable comparison were:

  Higher revenue in the year-to-date period.
  Total Company gross margin improved to 40.6 percent from 40.1 due to favorable product mix.
  Higher gross margin was partially offset by higher operating expense which was $6.9 million above prior year period due to higher sales-related costs, increased R&D spending and litigation costs.

The Company realized a 24 percent increase in net earnings to $15.4 million, or $1.58 per diluted share, during the year-to-date period compared to net earnings of $12.4 million, or $1.30 per diluted share, during the prior year period.  A 30 percent reduction year-over-year in interest expense totaling $1.2 million resulted largely from lower debt levels, lower swap amortization expense and lower borrowing costs.

OTHER FINANCIAL INFORMATION

The Company's debt level was $22.7 million at the end of the third quarter versus $31.9 million at the end of the prior year quarter, and cash, net of debt, was $7.7 million as of July 1, 2011 compared to debt, net of cash of $6.4 million as of July 2, 2010. Depreciation and amortization was $7.7 million year-to-date, compared to $7.4 million during the first nine months of the prior year. Capital spending totaled $6.0 million during the first nine months of fiscal 2011 compared with $5.7 million in same period in 2010.

"Innovation has driven marketplace demand and led to stronger margins this year. We have continued to pay down debt which is now at a record low level. Maintaining a strong balance sheet and low infrastructure costs remain top priorities," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Wednesday August 10, 2011.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Lake Master® electronic charts; Geonav® marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in discretionary consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with third parties, including companies that compete with the Company; the Company's success in managing working capital and its on-going cost-structure reduction efforts; the Company's success in meeting financial covenants and potential risk associated with the cost of obtaining any waiver or amendment that lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the Company's success in implementing targeted sales growth initiatives; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	July 1 2011	July 2 2010	July 1 2011	July 2 2010
Net sales	$ 122,481	$ 123,954	$ 330,045	$ 307,311
Cost of sales	71,953	72,467	195,904	184,082
Gross profit	50,528	51,487	134,141	123,229
Operating expenses	38,718	38,134	112,242	105,377
Operating profit	11,810	13,353	21,899	17,852
Interest expense, net	963	1,367	2,779	3,968
Other expense (income), net	1,741	565	2,078	94
Income before income taxes	9,106	11,421	17,042	13,790
Income tax expense	988	989	1,675	1,411
Net income	$ 8,118	$ 10,432	$ 15,367	$ 12,379
Diluted average common shares outstanding	9,291	9,290	9,293	9,260
Diluted net income per common share	$ 0.83	$ 1.09	$ 1.58	$ 1.30
Segment Results
Net sales:
Marine electronics	$ 64,172	$ 61,966	$ 186,016	$ 157,157
Outdoor equipment	11,322	15,579	32,059	38,079
Watercraft	21,855	24,606	46,106	51,074
Diving	25,400	21,994	66,511	61,683
Other/eliminations	(268)	(191)	(647)	(682)
Total	$ 122,481	$ 123,954	$ 330,045	$ 307,311
Operating profit (loss):
Marine electronics	$ 8,994	$ 8,790	$ 22,194	$ 16,381
Outdoor equipment	1,597	2,490	3,750	5,155
Watercraft	1,061	2,873	(14)	1,862
Diving	2,179	1,805	3,323	2,021
Other/eliminations	(2,021)	(2,605)	(7,354)	(7,567)
Total	$ 11,810	$ 13,353	$ 21,899	$ 17,852
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 30,325	$ 25,480
Accounts receivable, net			80,921	76,280
Inventories, net			73,690	62,276
Total current assets			192,660	171,156
Total assets			257,997	236,888
Short-term debt			10,151	16,065
Total current liabilities			74,791	78,066
Long-term debt			12,520	15,785
Shareholders' equity			152,178	124,262
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600